Cimarex Energy Reports Fourth-Quarter and Full-Year 2011 Results

-- Company announces 2011 fourth quarter net income of $116.9 million

-- Quarterly production of 601.4 million cubic feet equivalent per day

-- Record year-end proved reserves of 2.05 trillion cubic feet equivalent

DENVER, Feb. 15, 2012 /PRNewswire/ -- Cimarex Energy Co. (NYSE: XEC) today reported fourth-quarter 2011 net income of $116.9 million, or $1.36 per diluted share. This compares to fourth-quarter 2010 earnings of $117.6 million, or $1.37 per diluted share.

Oil, gas and natural gas liquids (NGLs) revenue in the fourth quarter of 2011 totaled $417.5 million, a 6% increase compared to $394.7 million in the same period of 2010. Fourth-quarter 2011 cash flow from operations was $310.2 million versus $318.3 million a year ago(1).

Fourth-quarter 2011 production volumes averaged 601.4 million cubic feet equivalent (MMcfe) per day as compared to fourth-quarter 2010 record output of 604.5 MMcfe per day. Notably fourth-quarter 2011 Permian and Mid-Continent volumes hit an all-time high of 531.1 MMcfe per day, growing 17% over the same period in 2010. Fourth-quarter 2011 production volumes were 56% gas, 27% oil and 17% NGLs.

For the year-ended December 31, 2011, net income totaled $529.9 million, or $6.15 per diluted share, as compared to $574.8 million, or $6.70 per share, for 2010. Full-year 2011 cash flow from operations totaled $1.31 billion versus $1.19 billion for 2010
(1).

Proved reserves grew 9% to 2.05 Tcfe. Adjusting for the impact of property sales, proved reserves increased 23%. Reserves added through drilling replaced 272% of production.

Full-year 2011 investment for exploration and development totaled $1.58 billion. Funding of the capital program was largely provided by cash flow and property sales. Long-term debt at December 31, 2011 was $405 million. Debt to total capitalization ratio at quarter-end was 11%(2).

2012 Outlook

Full-year 2012 Mid-Continent and Permian production volumes are projected to grow 19-25% above 2011, averaging between 580-610 MMcfe/d. Gulf Coast volumes, assuming no drilling contribution, are projected to average 35-40 MMcfe/d for 2012, or 6% of total estimated company volumes. Total company 2012 volumes are projected to average 615-650 MMcfe/d, or 4%-10% growth over 2011.

First-quarter 2012 Mid-Continent and Permian production volumes are projected to increase 25%-28% over first-quarter 2011, to within a range of 550-565 MMcfe/d. Gulf Coast volumes, assuming no drilling contribution, are projected to average 45-50 MMcfe/d for the first quarter of 2012. Total company first-quarter 2012 volumes are projected to average 595-615 MMcfe/d.

Full-year 2012 capital expenditures are expected to range from $1.4-$1.6 billion. Nearly all the 2012 capital is directed towards oil drilling or liquids-rich gas in the Permian and Cana-Woodford. We have a large inventory of drilling opportunities, limited lease expirations and few service commitments. Actual amount invested will depend on our calculated rate of return which is significantly influenced by commodity prices.

An approximate break down of the mid-point of our potential 2012 E&D capital investment and actual 2011 by region is provided below.

($ in millions)	2012 E&D Estimate		2011 E&D
Permian	$ 775	52%	$ 731	46%
Mid-Continent	625	42%	741	47%
Gulf Coast	80	5%	95	6%
Other	20	1%	13	1%
	$1,500	100%	$ 1,580	100%

Expenses for 2012 are expected to fall within the following ranges:

Expenses ($/Mcfe):
Production expense	$1.05 - $1.25
Transportation expense	0.28 - 0.33
DD&A and ARO accretion	2.00 - 2.15
General and administrative expense	0.20 - 0.25
Taxes other than income (% of oil and gas revenue)	7.0% - 8.0%

Proved Reserves

Year-end 2011 proved reserves grew 9% to 2.05 trillion cubic feet equivalent (Tcfe), up from 1.88 Tcfe at year-end 2010. The increase was achieved despite selling 226 Bcfe of proved reserves, the majority of which was related to the Sublette County Wyoming Riley Ridge gas plant project. Adjusting for the impact of property sales, proved reserves increased 23%. Proved reserves are 82% developed at year-end 2011 as compared to 77% at year-end 2010.

Reserves added from extensions and discoveries totaled 587 billion cubic feet equivalent (Bcfe), replacing 272% of production. Reserve additions were comprised of 45% oil and natural gas liquids (liquids) and 55% gas. With continued focus on liquids rich production, the amount of proved reserves comprised of liquids at year-end 2011 increased to 41% as compared to 33% at year-end 2010. Proved reserves at year-end 2011 include 863 Bcfe in our western Oklahoma, Cana-Woodford shale play comprised of 492 Bcfe of proved developed and 371 Bcfe of proved undeveloped reserves.

	Gas	Oil	NGLs	Total
	(Bcf)	(MBbl)	(MBbl)	(Bcfe)
Total proved reserves
Beginning of year	1,254.2	63,656	41,310	1,884.0
Revisions of previous estimates	(36.1)	(2,062)	6,865	(7.2)
Extensions & discoveries	321.4	21,253	23,019	587.0
Purchase of reserves	13.5	308	1,430	23.9
Production	(120.1)	(9,778)	(6,236)	(216.2)
Sales of properties	(216.5)	(1,055)	(573)	(226.3)
End of year	1,216.4	72,322	65,815	2,045.2

Proved developed reserves
Year-end 2010	911.9	60,231	31,051	1,459.6
Year-end 2011	989.5	68,250	44,755	1,667.5

	2011	2010	% Chg.
Pre-tax PV-10 ($ in millions) (3)	$4,594.9	$3,616.6	27%
Standardized Measure ($ in millions)	$3,139.8	$2,515.3	25%

Average prices used in Standardized Measure (4)
Gas price per Mcf	$3.79	$4.12	-8%
Oil price per barrel	$89.64	$75.35	19%
NGL price per barrel	$41.70	$33.89	23%

PROVED RESERVES BY REGION

	Gas	Oil	NGL	Total
	(Bcf)	(MBbls)	(MBbls)	(Bcfe)

Mid-Continent	939.5	17,438	55,268	1,375.7
Permian Basin	245.2	53,162	9,378	620.4
Gulf Coast/Other	31.7	1,722	1,169	49.1
	1,216.4	72,322	65,815	2,045.2

Other

In the fourth-quarter 2011 and into February 2012 we entered into oil collars covering 2012 production. Cimarex currently has oil contracts covering on average approximately 14,000 barrels of oil per day for the balance of 2012. The following table summarizes the open hedge positions:

Oil Contracts

				Weighted Average Price
Period	Type	Daily Volume(5)	Index(6)	Floor	Ceiling
Month of Feb. 12	Collar	9,000	WTI	$80.00	$118.48
Months of Mar.-Dec. 12	Collar	14,000	WTI	$80.00	$119.35

Cimarex accounts for commodity contracts using the mark-to-market (through income) accounting method. Fourth-quarter 2011 net cash receipts on gas swaps were $2.9 million.

Exploration and Development Activity

Cimarex's drilling activities are conducted within two main areas: Permian Basin and Mid-Continent. Permian activity is primarily directed to the Delaware Basin of southeast New Mexico and West Texas. The majority of our Mid-Continent drilling is in the western Oklahoma Cana-Woodford shale.

Cimarex drilled and completed 331 gross (174 net) wells during 2011, investing $1.58 billion on exploration and development. Of total expenditures, 47% were invested in projects located in the Mid-Continent area; 46% in the Permian Basin; and 7% in the Gulf Coast and other.

Wells Drilled and Completed by Region
	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010
Gross wells
Permian Basin	34	31	140	92
Mid-Continent	52	34	180	114
Gulf Coast/Other	3	2	11	13
	89	67	331	219
Net wells
Permian Basin	21	27	100	74
Mid-Continent	12	9	64	44
Gulf Coast/Other	3	1	10	11
	36	37	174	129
% Gross wells completed as producers	97%	99%	96%	95%

At year-end 11 net wells were drilled and awaiting completion: five Mid-Continent and six Permian Basin. Cimarex currently has 24 operated rigs running; 12 in the Permian Basin and 12 in the Mid-Continent.

Permian Basin

Cimarex drilled and completed 140 gross (100 net) Permian Basin wells during 2011, completing 96% as producers. At quarter-end, 8 gross (6 net) wells were awaiting completion. Drilling principally occurred in the Delaware Basin of Texas and southeast New Mexico, mainly targeting Bone Spring, Paddock and Wolfcamp formations. Fourth-quarter 2011 Permian production averaged 215.0 MMcfe/d, an increase of 18% over fourth-quarter 2010, which included 24% growth in oil volumes to 19,123 barrels per day.

Full-year 2011 New Mexico Bone Spring wells drilled and completed totaled 63 gross (40 net). Per-well 30-day gross production from the 2011 Bone Spring wells averaged 530 barrels equivalent (Boe) per day (84% oil). Seventeen of these wells were brought on in the fourth-quarter with an average per-well 30-day gross rate of 597 Boe per day (85% oil). Texas Third Bone Spring drilling totaled 17 gross (14 net) wells, which on average had per-well 30-day gross production rates of 730 barrels equivalent per day (73% oil).

Cimarex continues evaluating multiple shale intervals in the Delaware Basin including the Wolfcamp, Avalon and Cisco/Canyon. The majority of the drilling to date has been focused on the Wolfcamp.

In the fourth-quarter, four horizontal Wolfcamp wells were brought on production in southern Eddy County New Mexico (White City) and northern Culberson County Texas. The wells brought on in the fourth-quarter had first-30 day production rates averaging 6.8 MMcfe/d, comprised of 38% gas, 31% oil and 31% NGL. On average these wells have the highest oil contribution of the wells drilled to date in the Wolfcamp. For 2011 Cimarex drilled and completed 11 gross (10 net) horizontal Wolfcamp wells, bringing total wells in the play to 18 gross (16.8 net). First 30-day production from all the wells has averaged over 6.5 MMcfe/d, comprised of 44% gas, 24% oil and 32% NGL.

Mid-Continent

For 2011 Cimarex drilled and completed 180 gross (64 net) wells, completing 100% as producers. At year-end, 15 gross (5.5 net) wells were awaiting completion. Mid-Continent production averaged 316.1 MMcfe/d for the fourth quarter of 2011, a 17% increase over fourth-quarter 2010 average of 271.0 MMcfe/d.

The majority of the current year drilling activity has been in the Anadarko Basin, Cana-Woodford shale play, where Cimarex drilled and completed 154 gross (49 net) wells. At year-end 13 gross (4.9 net) wells were being completed or awaiting completion in this area.

Since the Cana play began in late 2007, Cimarex has participated in 330 gross (119 net) wells. Of total wells, 297 gross (105 net) were on production at year-end and the remainder were either in the process of being drilled or awaiting completion. Fourth-quarter 2011 net production from Cana-Woodford averaged 157.9 MMcfe/d, a 59% increase versus the fourth-quarter 2010 average of 99.5 MMcfe/d.

Gulf Coast

During 2011 Cimarex drilled 11 gross (9.6 net) Yegua/Cook Mountain wells, of which three gross (2.5 net) were successful. Gulf Coast production averaged 68.9 MMcfe/d for the fourth quarter of 2011, a 54% decrease as compared to the fourth-quarter 2010 average of 149.9 MMcfe/d. The decreased output is a result of lack of exploration success in the 2011 drilling program and natural decline in highly-productive wells drilled near Beaumont, Texas.

Production by Region

Cimarex's average daily production by commodity and region is summarized below:

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Gas (Mcf per day)
Permian Basin	77,731	71,987	73,557	71,519
Mid-Continent	218,576	195,791	202,953	194,149
Gulf Coast/Other	37,891	73,725	52,567	98,204
	334,198	341,503	329,077	363,872

Oil (Barrels per day)
Permian Basin	19,123	15,429	16,770	13,963
Mid-Continent	5,843	4,934	5,692	4,680
Gulf Coast/Other	2,465	6,774	4,327	8,326
	27,431	27,137	26,789	26,969
NGL (Barrels per day)
Permian Basin	3,761	2,943	3,365	1,686
Mid-Continent	10,409	7,593	9,255	5,518
Gulf Coast/Other	2,937	6,166	4,466	4,501
	17,107	16,702	17,086	11,705
Total Equivalent (Mcfe per day)
Permian Basin	215,035	182,219	194,367	165,413
Mid-Continent	316,088	270,953	292,635	255,337
Gulf Coast/Other	70,306	151,365	105,321	175,168
	601,429	604,537	592,323	595,918

Conference call and web cast

Cimarex will also host a conference call today at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time). To access the live, interactive call, please dial (877) 789-9039 and reference call ID # 42100453 ten minutes before the scheduled start time. A digital replay will be available for one week following the live broadcast at (855) 859-2056 and by using the conference ID # 42100453. The listen-only web cast of the call will be accessible via www.cimarex.com.

Investor Presentation

For more details on Cimarex's full-year 2011 financial and operating results, please refer to the year-end investor presentation available at www.cimarex.com on the Investor Relations-Presentation page.

About Cimarex Energy

Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent and Permian Basin areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

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  Cash flow from operations is a non-GAAP financial measure. See below for a reconciliation of the related amounts.
  Reconciliation of debt to total capitalization, which is a non-GAAP measure, is: long-term debt of $405 million divided by long-term debt of $405 million plus stockholders' equity of $3,130.6 million.
  Pre-tax PV-10% is a non-GAAP financial measure. Pre-tax PV-10% is comparable to the standardized measure, which is the most directly comparable GAAP financial measure. Pre-tax PV-10% is computed on the same basis as the standardized measure but without deducting future income taxes. As of December 31, 2011 and 2010, Cimarex's discounted future income taxes were $1,455.1 million and $1,101.3 million, respectively. Cimarex's standardized measure of discounted future net cash flows was $3,139.8 million at year-end 2011 and $2,515.3 million at year-end 2010. Cimarex believes pre-tax PV-10% is a useful measure for investors for evaluating the relative monetary significance of its oil and natural gas properties. Cimarex further believes investors may utilize its pre-tax PV-10% as a basis for comparison of the relative size and value of its reserves to other companies because many factors that are unique to each individual company impact the amount of future income taxes to be paid. However, pre-tax PV-10% is not a substitute for the standardized measure of discounted future net cash flows. Cimarex's pre-tax PV-10% and the standardized measure of discounted future net cash flows do not purport to present the fair value of its oil and natural gas reserves.
  Year-end 2011 reserve estimates are based on trailing 12-month average prices of $4.12 per MMBtu of natural gas (Henry Hub) and $96.06 per barrel of oil (WTI).
  Average daily volume in barrels per day.
  WTI refers to West Texas Intermediate oil price as quoted on the New York Mercantile Exchange.

RECONCILIATION OF CASH FLOW FROM OPERATIONS

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

	(in thousands)
Net cash provided by operating activities	$320,752	$243,764	$1,292,275	$1,130,432
Change in operating assets
and liabilities	(10,578)	74,486	22,686	57,699

Cash flow from operations	$310,174	$318,250	$1,314,961	$1,188,131

Management believes that the non-GAAP measure of cash flow from operations is useful information for investors because it is used internally and is accepted by the investment community as a means of measuring the company's ability to fund its capital program. It is also used by professional research analysts in providing investment recommendations pertaining to companies in the oil and gas exploration and production industry.

PRICE AND PRODUCTION DATA*

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Total gas production - Mcf	30,746,238	31,418,250	120,112,992	132,813,364
Gas volume - Mcf per day	334,198	341,503	329,077	363,872
Gas price - per Mcf	$3.90	$4.18	$4.42	$4.92

Total oil production - barrels	2,523,676	2,496,635	9,777,923	9,843,743
Oil volume - barrels per day	27,431	27,137	26,789	26,969
Oil price - per barrel	$92.76	$82.33	$93.00	$76.76

Total NGL production - barrels	1,573,862	1,536,558	6,236,238	4,272,381
NGL volume - barrels per day	17,107	16,702	17,086	11,705
NGL price - per barrel	$40.29	$37.59	$42.31	$34.91

*

During the first quarter of 2010 we began separately reporting NGL sales and production volumes. The determination of whether to record and separately disclose NGL volumes is based on where title transfer occurs during processing of the well stream. New gas processing contracts related to new drilling activity and ongoing contractual amendments have resulted in title of NGL volumes being conveyed to the Company. As a consequence, reported gas and NGL volumes and prices between periods may not be comparable.

OIL AND GAS CAPITALIZED EXPENDITURES

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

	(in thousands)
Acquisitions:
Proved	$1,467	$1,415	$23,071	$15,220
Unproved	1,900	3,055	22,327	24,552
	3,367	4,470	45,398	39,772

Exploration and development:
Land and Seismic	17,453	16,207	164,285	128,283
Exploration and development	382,980	257,264	1,415,774	870,651
	400,433	273,471	1,580,059	998,934

Sale proceeds:
Proved*	(5,800)	38	(107,992)	(24,016)
Unproved	(7,381)	(302)	(9,352)	(4,219)
	(13,181)	(264)	(117,344)	(28,235)

	$390,619	$277,677	$1,508,113	$1,010,471

*	The positive amount in the fourth-quarter 2010 proved sales proceeds reflects purchase price adjustments related to dispositions in the second quarter 2010.

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

	(In thousands, except per share data)

Revenues:
Gas sales	$120,003	$131,385	$530,334	$653,793
Oil sales	234,105	205,560	909,344	755,618
NGL sales	63,414	57,760	263,842	149,151
Gas gathering, processing and other, net	12,749	13,324	54,369	55,121
	430,271	408,029	1,757,889	1,613,683
Costs and expenses:
Depreciation, depletion, amortization and accretion	114,135	84,497	401,912	311,544
Production	65,490	54,666	247,048	194,015
Transportation	16,800	14,892	61,829	49,968
Gas gathering and processing	4,207	4,980	18,209	22,162
Taxes other than income	27,843	32,919	126,468	121,781
General and administrative	10,522	12,484	45,256	48,620
Stock compensation, net	4,987	3,341	18,949	12,353
(Gain) loss on derivative instruments, net	1,031	8,218	(10,322)	(62,696)
Other operating, net	2,168	2,254	10,263	4,575
	247,183	218,251	919,612	702,322

Operating income	183,088	189,778	838,277	911,361

Other (income) and expense:
Interest expense	7,348	7,283	29,539	29,764
Amortization of deferred financing costs	664	1,708	6,072	6,849
Capitalized interest	(7,227)	(7,247)	(29,057)	(29,215)
Gain on early extinguishment of debt	—	—	—	(3,776)
Other, net	(2,532)	(3,202)	(9,758)	(5,992)

Income before income tax	184,835	191,236	841,481	913,731
Income tax expense	67,966	73,651	311,549	338,949

Net income	$116,869	$117,585	$529,932	$574,782

Earnings per share to common stockholders:

Basic	$1.36	$1.38	$6.17	$6.74
Diluted	$1.36	$1.37	$6.15	$6.70

Dividends per share	$0.10	$0.08	$0.40	$0.32

Shares attributable to common stockholders:
Unrestricted common shares outstanding	83,755	83,335	83,755	83,335
Diluted common shares	84,106	83,758	84,153	83,787

Shares attributable to common stockholders and participating securities:
Basic shares outstanding	85,834	85,330	85,834	85,330
Fully diluted shares	86,185	85,752	86,232	85,782

CONDENSED CASH FLOW STATEMENTS (unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

	(In thousands)

Cash flows from operating activities:
Net income	$116,869	$117,585	$529,932	$574,782
Adjustment to reconcile net income to net cash
provided by operating activities:
Depreciation, depletion, amortization and accretion	114,135	84,497	401,912	311,544
Deferred income taxes	68,636	78,934	357,622	292,612
Stock compensation, net	4,987	3,341	18,949	12,353
Derivative instruments, net	3,925	29,058	(3,611)	(10,598)
Changes in non-current assets and liabilities	699	2,265	4,418	12,772
Amortization of deferred financing costs
and other, net	923	2,570	5,739	(5,334)
Changes in operating assets and liabilities:
Increase in receivables, net	(16,403)	(79,022)	(48,632)	(83,386)
(Increase) decrease in other current assets	1,857	34,219	32,593	34,250
Increase (decrease) in accounts payable and
accrued liabilities	25,124	(29,683)	(6,647)	(8,563)
Net cash provided by operating activities	320,752	243,764	1,292,275	1,130,432
Cash flows from investing activities:
Oil and gas expenditures	(409,483)	(268,215)	(1,562,159)	(959,751)
Sales of oil and gas assets	13,181	264	117,344	28,235
Sales of other assets	174	165	112,011	5,840
Other expenditures	(26,592)	(12,941)	(96,642)	(51,882)
Net cash used by investing activities	(422,720)	(280,727)	(1,429,446)	(977,558)
Cash flows from financing activities:
Net increase (decrease) in bank debt	55,000	—	55,000	(25,000)
Decrease in other long-term debt	—	—	—	(19,450)
Financing costs incurred	(31)	—	(7,379)	(101)
Dividends paid	(8,583)	(6,837)	(32,581)	(25,499)
Issuance of common stock and other	828	9,830	10,411	28,758
Net cash provided by (used by) financing activities	47,214	2,993	25,451	(41,292)
Net change in cash and cash equivalents	(54,754)	(33,970)	(111,720)	111,582
Cash and cash equivalents at beginning of period	57,160	148,096	114,126	2,544
Cash and cash equivalents at end of period	$2,406	$114,126	$2,406	$114,126

CONDENSED BALANCE SHEETS (unaudited)

	December 31,	December 31,
Assets	2011	2010

	(In thousands, except share data)
Current assets:
Cash and cash equivalents	$2,406	$114,126
Receivables, net	359,409	310,968
Oil and gas well equipment and supplies	85,141	81,871
Deferred income taxes	2,723	4,293
Derivative instruments	—	5,731
Other current assets	8,216	44,079
Total current assets	457,895	561,068
Oil and gas properties at cost, using the full cost method of accounting:
Proved properties	9,933,517	8,421,768
Unproved properties and properties under development,
not being amortized	607,219	547,609
	10,540,736	8,969,377
Less – accumulated depreciation, depletion and amortization	(6,414,528)	(6,047,019)
Net oil and gas properties	4,126,208	2,922,358
Fixed assets, net	118,215	156,579
Goodwill	691,432	691,432
Other assets, net	34,827	26,810
	$5,428,577	$4,358,247
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$79,788	$47,242
Accrued liabilities	385,651	320,989
Derivative instruments	245	9,587
Revenue payable	150,655	134,495
Total current liabilities	616,339	512,313
Long-term debt	405,000	350,000
Deferred income taxes	974,932	619,040
Other liabilities	301,693	267,062
Stockholders’ equity:
Preferred stock, $0.01 par value, 15,000,000 shares
authorized, no shares issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized,
85,774,084 and 85,234,721 shares issued, respectively	858	852
Paid-in capital	1,908,506	1,883,065
Retained earnings	1,221,263	725,651
Accumulated other comprehensive income (loss)	(14)	264
	3,130,613	2,609,832
	$5,428,577	$4,358,247

CONTACT: Mark Burford, Vice President - Capital Markets and Planning of Cimarex Energy Co., +1-303-295-3995